FOR IMMEDIATE RELEASE

                                             November 1, 1999

MGI  PROPERTIES  ("MGI")
ANNOUNCES  ADDITIONAL  PROPERTY  SALES;
DECLARES  LIQUIDATING  DISTRIBUTION  OF  $4.50  PER  SHARE

Property Sales

            BOSTON, MASSACHUSETTS . . . . W. Pearce Coues, Chairman of the Board
of Trustees, today announced that MGI Properties (NYSE:MGI) has completed the sales of three properties for an aggregate $19.8 million, which included $11.4 million of debt assumed by one of the purchasers. The properties sold were the Trust's remaining apartment complex in Harrison Township, Michigan, and two office buildings in Greenville, South Carolina. Following these sales, Mr. Coues noted that MGI's remaining real estate portfolio consists of eight properties, two of which are under agreement to be sold. The sales agreements are subject to the customary terms and conditions for transactions of this type, including the respective purchaser's satisfactory completion of due diligence, engineering and environmental inspections, and approval of titles and surveys. These sales are expected to close later this year, although there can be no assurance that any of them will be successfully completed. Management currently estimates, based on the present status of MGI's sales effort, that substantially all of the properties will be sold within three to six months; however, no assurances can be made as to the amounts to be realized from remaining sales or the actual timing of such sales and subsequent distributions.

Distribution
The Board of Trustees has declared a distribution of $4.50 per share payable November 23, 1999 to shareholders of record at the close of business on November 15, 1999. Since the October 14, 1998 liquidation vote, liquidating distributions, inclusive of the $4.50, will total $24.16 per share. Future distribution dates will be determined by the Trustees based upon funds available, net proceeds realized from remaining property sales, the timing of such sales, the level of reserves deemed necessary or appropriate, and other considerations.

                                     # # #

For further information contact:
Phillip C. Vitali, Executive Vice President and Treasurer (617) 422-6000


This Press Release  contains  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are dependent on a number of factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such factors include, among other things, the risks of future action or inaction by the Board of Trustees with respect to the Plan of Liquidation (and the actual results thereof), including the possibility of litigation pertaining thereto; the net realizable value of and the timing of the sales of the Trust's remaining properties during the course of the liquidation; the amount and timing of liquidating distributions; changes in national and local economic and financial market conditions, as well as those factors set forth in MGI's Form 10-K for the year ended November 30, 1998, including those set forth under "Forward-Looking Statements," "Other" and Item 1 - "Adoption of Liquidation Plan," and in its most recently filed Form 10-Q.